Exhibit 3.1

ARTICLES OF INCORPORATION

OF

RADIANT OIL & GAS, INC.

The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

ARTICLE I

Name.  The name of the corporation is “Radiant Oil & Gas, Inc.” (hereinafter, the “Corporation”).

ARTICLE II

Period of Duration.  The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers.  The purpose for which the Corporation is organized is to engage in any and all lawful business.

ARTICLE IV

Common Capitalization.  The Corporation shall have the authority to issue 100,000,000 shares of common voting stock having a par value of $0.01 per share.  All common voting stock of the Corporation shall be of the same class and shall have the same rights and preferences.  Fully paid stock of the Corporation shall not be liable for further call or assessment.  The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.  Simultaneous with the effective date of the filing of these Articles of Incorporation (the "Effective Date"), each share of common stock of the Corporation issued and outstanding and all shares held as treasury shares immediately prior to the Effective Date shall be automatically reclassified and continue without action on the part of the holder thereof, as 1 for 5 reverse split of the Company’s shares of common stock.  The par value of the common stock shall not change as a result of the reverse split.  The Corporation shall not issue fractional shares on account of such reverse split. Holders of the issued common stock who would otherwise be entitled to a fraction of a share on account of the reverse split shall have such fractional share rounded up to the nearest whole share.

Preferred Capitalization.  The Corporation shall also have authority to issue 5,000,000 shares of preferred stock having a par value of $0.01 per share.  The Board of Directors shall, by resolution and amendment to these Articles of Incorporation and without further approval of the stockholders of the Corporation, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

ARTICLE V

Directors.  The Corporation shall be governed by a Board of Directors consisting of no less than one (1) director nor more than ten (10) directors, as determined by the Board of Directors.  The number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of the directors shall not be reduced to less than one (1).

The names and post office addresses of the first Board of Directors, which shall be one (1) in number is as follows:

NAME	ADDRESS
Brian Rodriguez	2202 Bluebonnet Drive
Richardson, Texas 75082

ARTICLE VI

Incorporator.  The name and post office address of the incorporator signing these Articles of Incorporation is set forth below:

NAME	ADDRESS
Brian Rodriguez	2202 Bluebonnet Drive
Richardson, Texas 75082

ARTICLE VII

Control Share Acquisitions.  The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE VIII

Registered Agent/Office.  The registered agent is Nevada Agency and Trust Company, whose business address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

ARTICLE IX

Written Consent to Action by Shareholders.  Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

ARTICLE X

Indemnification of Directors and Executive Officers.  To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.

Brian Rodriguez

Brian Rodriguez, President

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